EX-99.B9(a)


                            TRANSFER AGENCY AGREEMENT


      Agreement made as of the 1st day of October, 1991, between Hatteras Funds, Inc., a Maryland corporation (the "Company"), on behalf of each one of the Institutional Classes of the Prime, Treasury, Tax-Exempt Money Market, Equity Income, Government Securities and International Equity Portfolios (the "Portfolios"), (hereinafter collectively referred to as the "Fund"), having its principal office and place of business at 11 Greenway Plaza, Suite 1919, Houston, Texas 77046, and NCNB Texas National Bank, a national banking association, having its principal office and place of business at 901 Main Street, Dallas, Texas 75202 (hereinafter referred to as the "Transfer Agent").


                                   WITNESSETH:

      That for and in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      Whenever used in this Agreement, the following words and phrases shall have the following meanings:

      1. "Approved Institution" shall mean an entity so named in a Certificate. From time to time the Fund may amend a previously delivered Certificate by delivering to the Transfer Agent a Certificate naming an additional entity or deleting any entity named in a previously delivered Certificate.

      2. The "Board of Directors" shall mean the Board of Directors of the Company.

      3. "Certificate" shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent by the Fund which is signed by any Officer, as hereinafter defined, and actually received by the Transfer Agent.

      4. "Custodian" shall mean the financial institutions appointed as custodian under the terms and conditions of the Custody Agreement between the financial institution and the Fund, a Portfolio, or its successor(s).

      5. "Fund" shall mean the Institutional Classes of Hatteras Funds, Inc., and all the portfolios thereunder, Prime, Treasury, Tax-Exempt Money Market, Government Securities, Equity Income, and International Equity Portfolios.

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      6. "Fund Business Day" shall be deemed as is set forth in the Fund
Prospectus.

      7. "Officer" shall be deemed to be the Company's Chairman of the Board, the Company's President, and any Vice President of the Company, the Company's Secretary, the Company's Treasurer, the Company's Controller, any Assistant Controller of the Company, any Assistant Treasurer of the Company, and any other person duly authorized by the Board of Directors of the Company to execute any Certificate, instruction, notice or other instrument on behalf of the Fund and named in the Certificate, as such Certificate may be amended from time to time, and any person reasonably believed by the Transfer Agent to be such a person.

      8. "Prospectus" shall mean the last Fund or Portfolio prospectus actually received by the Transfer Agent from the Fund with respect to which the Fund has indicated a registration statement under the Federal Securities Act of 1933 has become effective, including the Statement of Additional Information, incorporated by reference therein.

      9. "Shares" shall mean all or any part of each Institutional class of the shares of common stocks of the Fund or Portfolio listed in the Certificate, as may be amended from time to time, which are authorized and/or issued by the Fund.

      10. "Transfer Agent" shall mean NCNB Texas National Bank, as transfer agent and dividend disbursing agent under the terms and conditions of this Agreement, its permitted successor(s) or assign(s).

      11. "Out-of-Pocket Expenses" means amounts reasonably necessary and actually paid to third parties by Transfer Agent in the provision of Transfer Agent services or not specifically stated in this agreement or the attached
Schedule I.


                                   ARTICLE II

                          APPOINTMENT OF TRANSFER AGENT

      1. The Company hereby constitutes and appoints the Transfer Agent as transfer agent of the Shares of the Fund as indicated above and as dividend disbursing agent for such shares during the period of this Agreement.

      2. The Transfer Agent hereby accepts appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

      3. In connection with such appointment, the Fund upon the request of the Transfer Agent, shall deliver the following documents to the Transfer Agent:

         (i) A copy of the Company's Charter and all amendments thereto certified by the Secretary of the Company;

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         (ii) A copy of the By-Laws of the Company certified by the Secretary of the Company;

         (iii) A copy of a resolution of the Board of Directors of the Company certified by the Secretary of the Company appointing the Transfer Agent and authorizing the execution of this Transfer Agency Agreement;

         (iv) A Certificate signed by the Secretary of the Company specifying: the number of authorized Shares, the number of such authorized Shares issued, the number of such authorized Shares issued and currently outstanding; the names and specimen signatures of the Officers of the Company; and the name and address of the legal counsel for the Company;

         (v) Copies of the Fund's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, together with any applications filed in connection therewith; and

         (vi) Opinion of counsel for the Company with respect to the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor).


                                  ARTICLE III

                       AUTHORIZATION AND ISSUANCE OF SHARES

      1. The Fund shall deliver to the Transfer Agent the following documents on or before the effective date of any increase or decrease in the total number of Shares authorized to be issued:

         (a) A certified copy of the amendment to the Company's Charter giving effect to such increase or decrease;

         (b) In the case of an increase, an opinion of counsel for the Company with respect to the validity of the Shares of the Fund and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable Federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor); and

         (c) In the case of an increase, if the appointment of the Transfer Agent was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Company increasing the authority of the Transfer Agent.

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      2. Prior to the issuance of any additional Shares of the Fund pursuant to share dividends or share splits, etc., and prior to any reduction in the number of shares outstanding, the Fund shall deliver the following documents to the Transfer Agent:

         (a) A certified copy of the resolution(s) adopted by the Board of Directors of the Company and/or the shareholders of the Fund authorizing such issuance of additional Shares of the Fund or such reduction, as the case may be, and

         (b) An opinion of counsel for the Company with respect to the validity of the Shares of the Fund and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law of regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective, or, if exempt, the specific grounds therefor).


                                   ARTICLE IV

                   ISSUANCE, REDEMPTION, AND TRANSFER OF SHARES

      1. The Transfer Agent shall accept with respect to each Fund Business Day, at such times as are agreed upon from time to time by the Transfer Agent and the Fund, each (i) purchase order received from a purchaser, or shareholder, whether or not an Approved Institution, and (ii) redemption request either received from a shareholder, whether or not an Approved Institution, or contained in a Certificate, provided, that (A) such purchase order or redemption request, as the case may be, is reasonably believed by the Transfer Agent to be in conformity with the Fund's purchase and redemption procedures described in the Prospectus, and (B) the Transfer Agent has agreed to accept and act in accordance with such type of purchase order or redemption request, as the case may be.

      2. On each Fund Business Day the Transfer Agent shall, as of the time at which the Fund computes the net asset value of the Fund, issue to and redeem from the accounts specified in a purchase order or redemption request, which in accordance with the Prospectus is effective on such Fund Business Day, the appropriate number of full and fractional Shares based on the net asset value per Share of such Fund specified in an advice received on such Fund Business Day from the Fund.

      3. In connection with a reinvestment of a dividend or distribution on Shares of the Fund, the Transfer Agent shall as of each Fund Business Day, as specified in a Certificate or resolution described in paragraph 1 of succeeding
Article VI, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from the Fund on such Fund Business Day.

      4. On each Fund Business Day the Transfer Agent shall supply the Fund and the Custodian with a statement, specifying with respect to the immediately preceding Fund Business Day: the total number of Shares of the Fund (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of the Fund sold on such day, pursuant to preceding paragraph 2 of this Article; the total number of Shares of the Fund redeemed for Shareholders by the Transfer Agent on such day; the total number of Shares of the Fund, if any, sold on such day pursuant to preceding paragraph 3 of this Article, and the total number of Shares of the Fund issued and outstanding. On the same day such statement is received by the Fund, the Fund shall confirm the information contained therein by delivering to the Transfer Agent a Certificate with respect to the same.

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      5. As of each Fund Business Day the Transfer Agent shall furnish the
Custodian with an advice setting forth the number and dollar amount of Shares to be redeemed on such Fund Business Day in accordance with paragraph 2 of this Article.

      6. Upon receipt of a proper redemption request and moneys paid to it by the Custodian in connection with a redemption of Shares, the Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable law in the case of a redemption of Shares pursuant to a redemption described in preceding paragraph 1 of this Article, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus.

      7. The Transfer Agent shall not be required to issue any Shares after it has received from an Officer of the Company or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such written notification.

      8. Upon the issuance of any Shares in accordance with this Agreement the Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with such issuance of any Shares.

      9. (a) Except as otherwise provided in sub-paragraph (b) of this paragraph and in paragraph 10 of this Article, Shares will be transferred or redeemed upon presentation to the Transfer Agent of instructions for transfer or redemption, accompanied by such documents as the Transfer Agent deems necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of share transfer taxes. The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that instructions are valid and genuine. The Transfer Agent also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers redemptions which the Transfer Agent in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer or redemption. The Transfer Agent may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Fund shall indemnify the Transfer Agent for any act done or omitted by it in good faith in reliance upon such laws.

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         (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, the Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, or transfer, of Shares whenever the Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Prospectus.

      10. Notwithstanding any provision contained in this Agreement to the contrary, the Transfer Agent shall not be required or expected to require, as a condition to any transfer of any Shares pursuant to paragraph 10 of this Article, evidence of the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.


                                   ARTICLE V

                           DIVIDENDS AND DISTRIBUTIONS

      1. The Fund shall furnish to the Transfer Agent a copy of a resolution of the Company's Board of Directors, certified by the Secretary or any Assistant Secretary, authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing the Transfer Agent to rely on such Certificate.

      2. Upon the payment date specified in such Certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to pay to the Transfer Agent an amount of cash, if any, sufficient for the Transfer Agent to make the payment, if any, specified in such Certificate or resolution, as the case may be, to the shareholders of record as of such payment date. The Transfer Agent will upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders of record as of the record date by: (i) mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address, or (ii) wiring such amounts to the accounts previously designed by an Approved Institution, as the case may be. The Transfer Agent shall not be liable for any improper payments made in accordance with a Certificate or resolution described in the preceding paragraph. If the Transfer Agent shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all shareholders of the Fund as of the record date, the Transfer Agent shall, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent.

      3. It is understood that the Transfer Agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distribution to the shareholders. It is expressly agreed and understood that the Transfer Agent is not liable for any loss as a result of processing a distribution based on information provided in the Certificate that is incorrect. The Fund agrees to pay the Transfer Agent for any and all costs, both direct and out-of-pocket expenses, reasonably incurred in such corrective work as necessary to remedy such error.

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      4. It is understood that the Transfer Agent shall file such appropriate information returns concerning the payment of dividends and capital gain distributions with the proper federal, state and local authorities as are required by law to be filed by the Fund but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable law.


                                   ARTICLE VI

                              CONCERNING THE COMPANY

      1. The Company represents to the Transfer Agent that:

         (a) It is a corporation duly organized and existing under the laws of the state of Maryland.

         (b) It is empowered under applicable laws and by its Charter and By-laws to enter into and perform this Agreement.

         (c) All requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

         (d) It is an investment company registered under the Investment Company Act of 1940, as amended.

         (e) A registration statement under the Securities Act of 1933, as amended, with respect to the Shares is effective. The Fund shall notify the Transfer Agent if such registration statement or any state securities registration has been terminated or a stop order has been entered with respect to the Shares.

      2. Each copy of the Company's Charter and copies of all amendments thereto shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if such Charter and/or amendments are required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to the Transfer Agent. Each copy of the By-Laws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Company, shall be certified by the Secretary of the Company under seal.

      3. The Fund shall promptly deliver to the Transfer Agent written notice of any change in the Officers authorized to sign Share certificates, Certificates, notifications or requests, together with a specimen signature of each new Officer. In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, the Transfer Agent may issue such Shares certificates of the Fund notwithstanding such death, resignation or removal, and the Fund shall promptly deliver to the Transfer Agent such approval, adoption or ratification as may be required by law.

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      4. It shall be the sole responsibility of the Fund to deliver to the
Transfer Agent the Fund's currently effective Prospectus and, for purposes of this Agreement, the Transfer Agent shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by the Transfer Agent.


ARTICLE VII

                          CONCERNING THE TRANSFER AGENT

      1. The Transfer Agent represents and warrants to the Company that:

         (a) It is a national banking association duly organized and existing under the laws of the United States of America.

         (b) It is empowered under applicable law and by its Charter and By-Laws to enter into and perform this Agreement.

         (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         (d) It is duly registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended.

      2. The Transfer Agent shall not be liable and shall be fully protected in acting upon any writing or document reasonably believed by it to be genuine and to have been signed or made by the proper person or persons and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Fund or such person.

      3. The Transfer Agent may, with the written consent of the Fund, employ agents or attorneys in fact to provide non-essential services at the expense of the Fund, and shall not be liable for any reasonable loss or expense arising out of, or in connection with, the actions or omissions to act of its agents or attorneys-in-fact so long as the Transfer Agent acts in good faith and without negligence or willful misconduct in connection with the selection of such agents or attorneys-in-fact.

      4. The Transfer Agent shall keep such records in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities in particular Rules 31a-2 and 31a-3 under the Investment Company Act of 1940, as amended. The Transfer Agent may deliver to the Fund from time to time at its discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers or other documents accumulated in the execution of its duties as such Transfer Agent, as the Transfer Agent may deem expedient, other than those which the Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper or other document so returned, if and when required. The records specified in Schedule I hereto maintained by the Transfer Agent pursuant to this paragraph 4, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the officers, employees, and auditors of the Fund, and records shall be delivered to the Fund upon request and in any event upon the date of termination of this Agreement, as specified in Article VIII of this Agreement, in the form and manner kept by the Transfer Agent on such date of termination or such earlier date as may be requested by the Fund.

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      5. The Transfer Agent shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, except for any loss or damage arising out of its bad faith, negligence or willful misconduct.

      6. The Fund shall indemnify and exonerate, save and hold harmless the Transfer Agent from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without negligence or willful misconduct or in reliance upon (i) any provision of this Agreement; (ii) the Prospectus; (iii) any instrument or order reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized Officer of the Fund;
(iv) any Certificate or other instructions of an Officer; or (v) any opinion of legal counsel for the Fund or the Transfer Agent. The Fund shall indemnify and exonerate, save and hold the Transfer Agent harmless from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith in connection with its appointment or in reliance upon any law, act, regulation or any interpretation of the same even though such law, act or regulation may thereafter have been altered, changed, amended or repealed.

      7. Specifically, but not by way of limitation, the Fund shall indemnify and exonerate, save and hold the Transfer Agent harmless from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person in connection with the genuineness of a Share certificate, the Transfer Agent's capacity and authorization to issue Shares and the form and amount of authorized Shares.

      8. The Transfer Agent shall not be liable to the Fund with respect to any redemption check on which the signature of the drawer is forged and which the Fund's Custodian or Cash Management bank has advised the Transfer Agent to honor the redemption.

      9. There shall be excluded from the calculation of the service levels and from the consideration of whether the Transfer Agent has been negligent or has breached this Agreement, any period of time, and only such period of time, during which the Transfer Agent's performance is materially affected, by reason of circumstances beyond its control (collectively, "Causes"), including, without limitation (except as provided below), (a) mechanical breakdowns of equipment (including any alternative power supply and operating systems software), flood or catastrophe, acts of God, failures of transportation communication or power supply, strikes, lockouts, work stoppages or other similar circumstances. The Transfer Agent shall not be responsible for delays or failures to supply any services where such delays or failures are caused by the delays or failures of the Fund to supply necessary instructions, approvals or information in the time periods agreed upon and all service levels shall again be measured from the date of the receipt by the Transfer Agent of any necessary instructions, approvals or information. There shall not be included within the definition of causes any failure of equipment or services occasioned by any software defect or problem, with the exception of defects or problems in operation system software.

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      10. At any time the Transfer Agent may apply to an Officer of the Company for written instructions with respect to any matter arising in connection with the Transfer Agent's duties and obligations under this Agreement, and the Transfer Agent shall not be liable for any action taken or permitted by it in good faith in accordance with such written instructions. Such application by the Transfer Agent for written instruction from an Officer of the Company may set forth in writing any action proposed to be taken or omitted by the Transfer Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. The Transfer Agent shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting any such action, the Transfer Agent has received written instructions in response to such application specifying the action to be taken or omitted. The Transfer Agent may consult counsel to the Company, or upon prior written notice to the Company, its own counsel, and the Fund shall reimburse the Transfer Agent for reasonable attorney's fees incurred in connection with such consultation. The Transfer Agent shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Company or its own counsel.

      11. The Transfer Agent will supply shareholder lists to the Fund upon receiving a request therefor from an Officer of the Company.

      12. In case of any requests or demands for the inspection of the shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an Officer as to such inspection the Transfer Agent reserves the right, however, to exhibit the shareholder records to any person whenever it receives an opinion from its counsel that there is a reasonable likelihood that the Transfer Agent will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure the Transfer Agent shall promptly notify the Fund that such disclosure has been made or is to be made.

      13. At the request of an Officer the Transfer Agent will address and mail such appropriate notices to shareholders as the Fund may direct.

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      14. Notwithstanding any of the foregoing provisions of this Agreement, the
Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for:

         (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such sale or issuance;

         (b) The legality of a transfer of Shares, or of a redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such transfer or redemption;

         (c) The legality of the declaration of any dividend by the Fund or the legality of the issue of any Shares in payment of any Share dividend; or

         (d) The legality of any recapitalization or readjustment of the Shares.

      15. The Transfer Agent shall be entitled to receive and the Fund hereby agrees to pay to the Transfer Agent for its performance hereunder, including its performance of the duties and functions set forth in Schedule I hereto, (i) its reasonable out-of-pocket expenses (including reasonable legal expenses and attorney's fees) incurred in connection with this Agreement and its performance hereunder and (ii) such compensation as may be agreed upon in writing from time to time by the Transfer Agent and the Fund.

      16. The Transfer Agent shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, as the same may be amended from time to time, and no covenant or obligation shall be implied in this Agreement against the Transfer Agent.

      17. Purchase and Prices of Services.

         (a) The Fund will compensate the Transfer Agent for, and Transfer Agent will provide, beginning on the execution date of this agreement and continuing until the termination of this agreement as provided herein after, the Services set forth in Schedule I.

         (b) The current unit prices for the Services are set forth in Schedule I (the "Schedule I Prices"). At least ninety (90) days prior to the end of each calendar year Transfer Agent may negotiate with Fund or Fund may negotiate with Transfer Agent, to adjust the Schedule I Prices for services to be performed in the following calendar year. Any increases in prices or one-time charges due to changes in the legal or regulatory requirements will be subject to the approval of the Board of Directors, which approval shall not be unreasonably withheld.

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      18. Billing and Payment.

         (a) The Transfer Agent shall bill the Fund monthly in arrears for Accounts maintained and for any Out-of-Pocket Expenses incurred by the Transfer Agent.

         (b) The Fund shall pay the Transfer Agent within thirty (30) days of the date of the bill.


                                  ARTICLE VIII

                                   TERMINATION

      Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice. In the event such notice is given by the Company, it shall be accompanied by a copy of a resolution of the Board of Directors of the Company, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by the Transfer Agent, the Company shall, on or before the termination date, deliver to the Transfer Agent a copy of a resolution of its Board of Directors certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the Absence of such designation by the Company, the Transfer Agent may designate a successor transfer agent. If the Company fails to designate a successor transfer agent and if the Transfer Agent is unable to find a successor transfer agent, the Company shall, upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.


                                   ARTICLE IX

                                  MISCELLANEOUS

      1. The Fund agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of the Transfer Agent hereunder, it shall advise the Transfer Agent of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such a change only if it shall have received the written consent of the Transfer Agent thereto, which shall not be unreasonably withheld.

      2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund or Company shall be sufficiently given if addressed to the Fund and mailed or delivered to it at its office at the address first above written, or at such other place as the Fund or Company may from time to time designate in writing.

      3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent shall be sufficiently given if addressed to the Transfer Agent and mailed or delivered to it at its office at 1401 Elm Street, 11th Floor, Dallas, Texas 75202 or at such place as the Transfer Agent may from time to time designate in writing.

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      4. This Agreement may not be amended or modified in any manner except by a written agreement by both parties with the formality of this Agreement.

      5. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this agreement shall not be assignable by either party without the written consent of the other party.

      6. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      7. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

      8. The provisions of this Agreement are intended to benefit only the Transfer Agent, the Fund and the Company, and no rights shall be granted to any other person by virtue of this Agreement.

      9. (a) The Transfer Agent is the successor to American Transtech, Inc. as Transfer Agent to the Fund. The Transfer Agent shall not be liable or responsible and shall be indemnified as provided in Section VII herein for any losses, claims or damages arising from any inaccuracy of the records provided to the Transfer Agent at the time of conversion.

         (b) The Transfer Agent will endeavor to assist in resolving shareholder inquiries and errors relating to the period during which American Transtech, Inc. acted as Transfer Agent. Any such inquiries or errors which cannot be expediently resolved by Transfer Agent will be referred to the Fund.

         (c) In the event Share records are presented to the Transfer Agent which are in conflict with records provided to the Transfer Agent by American Transtech, Inc. at the time of conversion, the Transfer Agent will notify the Fund and American Transtech, Inc.

         (d) The Transfer Agent shall not be responsible for the safekeeping and maintenance of transfer agency records, canceled certificates and correspondence of the Fund generated prior to the time of conversion including, but not limited to, shareholder inquiry, regulatory compliance and audits.

      10. The obligation of this Agreement are not binding upon any of the Directors or shareholders of the Company individually but are binding only upon the Fund. It is further understood and agreed that the Transfer Agent shall look solely to the assets and property of a particular class of a Fund with respect to the enforcement of any claim with respect to that class.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

NCNB TEXAS NATIONAL BANK              HATTERAS FUNDS, INC.



      /s/ Joseph T. Brady                      /s/ Carol F. Relihan

By: _____________________________     By: _____________________________
            (Signature)                           (Signature)

          Joseph T. Brady                       Carol F. Relihan
---------------------------------      ------------------------------------
           (Name Typed)                          (Name Typed)

Vice President, Trust Operations       Vice President & Assistant Secretary
---------------------------------      ------------------------------------
              (Title)                               (Title)

        September 26, 1991                      October 7, 1991
---------------------------------      ------------------------------------
              (Date)                                (Date)

                                                                      Schedule I


                             NCNB TEXAS NATIONAL BANK

                           MUTUAL FUND TRANSFER AGENCY

                            SERVICES AND FEE SCHEDULE


SCHEDULE OF FEES:

      *  Annual charge of $20,000 per fund for the first 100 accounts.

      * Each additional shareholder account over 100 per fund would be charged an additional $200.00 annually.

      * The price of $20,000 per year is based on transfer agency for five or more funds.

      * Less than five funds would cost $25,000 annually per fund, with each additional shareholder over 100 being charged $250.00 annually.


TRANSFER AGENCY SERVICES:

      *  Maintaining all institutional shareholder information and records.

      *  Responding to all institutional shareholder inquiries.

      *  Processing of institutional shareholder trades.

      * Providing telephone staff from 8:00 a.m. CST to 4:30 p.m. CST to answer shareholder calls (during NYSE days of business).

      *  Providing necessary tax reporting for shareholder accounts.

      *  Providing Blue Sky reports.

      *  Preparing and mailing daily trade confirmations.

      *  Preparing and mailing monthly statements.

      *  Assisting with implementation and conversion.

      *  Processing dividends for reinvestment or cash distribution.